As filed with the Securities and Exchange Commission on January 24, 2014

Registration No. 333-189366

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 10

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The New Home Company LLC

(to be converted into The New Home Company Inc.)

(Exact name of registrant as specified in its charter)

Delaware	1531	27-0560089
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

95 Enterprise, Suite 325

Aliso Viejo, California 92656

(949) 382-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

H. Lawrence Webb

Chief Executive Officer

The New Home Company LLC

95 Enterprise, Suite 325

Aliso Viejo, California 92656

(949) 382-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward F. Petrosky, Esq. J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel (212) 839-5300 Fax (212) 839-5599	Casey T. Fleck, Esq. Julian Kleindorfer, Esq. Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 Tel (213) 485-1234 Fax (213) 891-8763

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 10 is being filed solely to file certain exhibits hereto. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Securities and Exchange Commission registration fee	$23,529
Financial Industry Regulatory Authority filing fee	26,375
New York Stock Exchange listing fee	125,000
Legal fees and expenses	1,250,000
Accountants’ fees and expenses	496,063
Advisory and consulting fees	526,433
Printing expenses	225,000
Transfer agent and registrar fees and expenses	3,500
Miscellaneous	24,100

Total	$2,700,000

Item 14.	Indemnification of Directors and Officers.

Delaware General Corporation Law. Under Section 145 of the Delaware General Corporation Law, which we refer to as the “DGCL,” a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (1) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation (which we refer to as our “charter”) provides for such limitation of liability.

Our Charter. Article X of our charter provides that we shall, to the fullest extent authorized by the DGCL, indemnify any person made, or is threatened to be made, a party to, or is otherwise involved in, any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company. We may, by action of our board of directors, provide indemnification to employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by the DGCL. Article X of our charter also provides that no director of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

Our Bylaws. Article VII of our bylaws provides that we shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or that is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. We shall not be required to indemnify any person in connection with an action, suit or proceeding initiated by such person, including a counterclaim or crossclaim, unless such action, suit or proceeding was authorized by our board of directors. We may, by action of our board of directors, provide indemnification to such employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by Delaware law.

Indemnification Agreements. In addition to the provisions of our charter and bylaws described above, upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance. We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, we sold unregistered securities to a limited number of persons, as described below:

•

As part of our formation transactions, the members of TNHC LLC will receive an aggregate of 8,636,250 shares of our common stock in connection with the conversion of their membership interests in TNHC LLC. The members of TNHC LLC include the members of our management team and certain non-management institutional investors. Such issuance will be exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the shares were issued in transaction that did not involve any public offering.

•

On or about August 18, 2010, Institutional Housing Partners and Watt Residential LLC each contributed $10 million capital to TNHC LLC and each received 33 1/3 capital percentage interest in TNHC LLC. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the capital percentages issued were issued in a transaction that did not involve any public offering.

•

On or about January 7, 2011, Tricon Capital contributed $10 million capital to TNHC LLC and received 25% capital percentage interest in TNHC LLC. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the capital percentages issued were issued in a transaction that did not involve any public offering.

•

In April 2013, TNHC Partners LLC, Institutional Housing Partners, Watt Residential LLC and Tricon Capital each contributed $2,500,000 capital to TNHC LLC and received additional proportionate capital percentage interest in TNHC LLC. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof because the capital percentages issued were issued in a transaction that did not involve any public offering.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement

2.1	Form of Plan of Conversion of TNHC LLC, to be effective prior to the completion of this offering

3.1†	Form of Amended and Restated Certificate of Incorporation of The New Home Company Inc., to be effective prior to the completion of this offering

3.2	Form of Bylaws of The New Home Company Inc., to be effective prior to the completion of this offering

3.3†	Amended and Restated Limited Liability Company Agreement of the TNHC LLC, dated August 18, 2010, by TNHC Partners LLC, IHP Capital Partners VI, LLC, and Watt/TNHC LLC, as the members and all amendments thereto

4.1	Specimen Common Stock Certificate of The New Home Company Inc.

5.1	Form of Opinion of Sidley Austin LLP regarding the validity of the securities being registered

10.1†	Form of 2014 Long-Term Incentive Plan

10.2†	Form of Registration Rights Agreement among The New Home Company Inc. and the members of TNHC LLC, to be effective prior to the completion of this offering

10.3†	Form of Investor Rights Agreement, among The New Home Company Inc., IHP Capital Partners VI, LLC, Watt/TNHC LLC, TCN/TNHC LP and Messrs. Webb, Stelmar, Davis and Redwitz to be effective prior to the completion of this offering

10.4†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and H. Lawrence Webb, to be effective upon the completion of this offering

10.5†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Wayne Stelmar, to be effective upon the completion of this offering

10.6†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Joseph Davis, to be effective upon the completion of this offering

Exhibit Number	Exhibit Description

10.7†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Thomas Redwitz, to be effective upon the completion of this offering

10.8†	Form of Indemnification Agreement between The New Home Company Inc. and each of its directors and officers, to be effective upon the completion of this offering

10.9†	Reimbursement and Indemnity Agreement dated April 2, 2012 by and among MFCI8 LR, LLC, The New Home Company Southern California LLC, and TNHC LLC.

10.10†	Development Management Agreement dated September 22, 2010 among LR8 Owner, LLC, TNHC Realty and Construction, Inc. and The New Home Company of Southern California LLC

10.11†	Development Management Agreement dated June 30, 2011 among Larkspur Land 8 Owner, LLC, TNHC Realty and Construction Inc. and The New Home Company Northern California LLC

10.12†	Amended and Restated Limited Liability Company Agreement of TNHC Newport LLC dated March 1, 2013 by The New Home Company Southern California LLC

10.13†	Limited Liability Company Agreement of LR8 Investors, LLC dated September 22, 2010 between MFCI8 LR, LLC and The New Home Company Southern California LLC

10.14†	First Amendment dated January 11, 2011 to Limited Liability Company Agreement of LR8 Investors, LLC, dated September 22, 2010 between MFCI8 LR, LLC and The New Home Company Southern California LLC

10.15†	Limited Liability Company Agreement of TNHC-HW San Jose LLC dated May 23, 2012 between HW San Jose, LLC and The New Home Company Northern California LLC

10.16†	Form of Fee Letter for Services Provided by Berchtold Capital Partners to TNHC LLC

10.17†	Form of Executive Incentive Compensation Plan

10.18†	Form of Restricted Stock Unit Award Agreement

10.19†	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors

10.20†	Form of Option Award Notice and Stock Option Agreement

10.21†	Form of Purchase Agreement among The New Home Company LLC, IHP Capital Partners VI, LLC, Watt/TNHC LLC and TCN/TNHC LP

10.22†	Revolving Credit Agreement dated September 26, 2013 between The New Home Company Northern California LLC and U.S. Bank National Association, d/b/a Housing Capital Company

21.1	List of subsidiaries of The New Home Company Inc., upon completion of this offering

23.1†	Consent of Ernst & Young LLP

23.2†	Consent of John Burns Real Estate Consulting, LLC

23.3†	Consent of Sidley Austin LLP (included in Exhibit 5.1)

24.1†	Power of Attorney (included in the signature page of the initial filing of this Registration Statement)

99.1†	Consent of H. Lawrence Webb to be named as a Director

99.2†	Consent of David Berman to be named as a Director

99.3†	Consent of Douglas C. Neff to be named as a Director

99.4†	Consent of Michael Berchtold to be named as a Director

Exhibit Number	Exhibit Description

99.5†	Consent of Nadine Watt to be named as an Independent Director

99.6†	Consent of Sam Bakhshandehpour to be named as an Independent Director

99.7†	Consent of Gregory P. Lindstrom to be named as an Independent Director

99.8†	Consent of William A. Witte to be named as an Independent Director

99.9†	Consent of Cathey S. Lowe to be named as an Independent Director

99.10†	Consent of Wayne Stelmar to be named as a Director

99.11†	Consent of Paul C. Heeschen to be named as an Independent Director

†	Previously filed.

(b)	Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 10 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Aliso Viejo, in the State of California, on this 24th day of January, 2014.

The New Home Company LLC

By:	/s/ H. Lawrence Webb
Name: H. Lawrence Webb
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 10 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ H. Lawrence Webb H. Lawrence Webb	Chief Executive Officer and Member of the Board of Managers	January 24, 2014
(Principal Executive Officer)

/s/ Wayne Stelmar Wayne Stelmar	Chief Financial Officer and Member of the Board of Managers (Principal Financial Officer and Principal Accounting Officer)	January 24, 2014

*
David Berman	Member of the Board of Managers	January 24, 2014

*
Douglas C. Neff	Member of the Board of Managers	January 24, 2014

*
Nadine Watt	Member of the Board of Managers	January 24, 2014

*
Joseph D. Davis	Member of the Board of Managers	January 24, 2014

*
Tom Redwitz	Member of the Board of Managers	January 24, 2014

* By:	/s/ Wayne Stelmar
Name: Wayne Stelmar
Title: Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement

2.1	Form of Plan of Conversion of TNHC LLC, to be effective prior to the completion of this offering

3.1†	Form of Amended and Restated Certificate of Incorporation of The New Home Company Inc., to be effective prior to the completion of this offering

3.2	Form of Bylaws of The New Home Company Inc., to be effective prior to the completion of this offering

3.3†	Amended and Restated Limited Liability Company Agreement of the TNHC LLC, dated August 18, 2010, by TNHC Partners LLC, IHP Capital Partners VI, LLC, and Watt/TNHC LLC, as the members and all amendments therto

4.1	Specimen Common Stock Certificate of The New Home Company Inc.

5.1	Form of Opinion of Sidley Austin LLP regarding the validity of the securities being registered

10.1†	Form of 2014 Long-Term Incentive Plan

10.2†	Form of Registration Rights Agreement among The New Home Company Inc. and the members of TNHC LLC, to be effective prior to the completion of this offering

10.3†	Form of Investor Rights Agreement, among The New Home Company Inc., IHP Capital Partners VI, LLC, Watt/TNHC LLC, TCN/TNHC LP and Messrs. Webb, Stelmar, Davis and Redwitz to be effective prior to the completion of this offering

10.4†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and H. Lawrence Webb, to be effective upon the completion of this offering

10.5†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Wayne Stelmar, to be effective upon the completion of this offering

10.6†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Joseph Davis, to be effective upon the completion of this offering

10.7†	Form of Senior Officer Employment Agreement by and between The New Home Company Inc. and Thomas Redwitz, to be effective upon the completion of this offering

10.8†	Form of Indemnification Agreement between The New Home Company Inc. and each of its directors and officers, to be effective upon the completion of this offering

10.9†	Reimbursement and Indemnity Agreement dated April 2, 2012 by and among MFCI8 LR, LLC, The New Home Company Southern California LLC, and TNHC LLC.

10.10†	Development Management Agreement dated September 22, 2010 among LR8 Owner, LLC, TNHC Realty and Construction, Inc. and The New Home Company of Southern California LLC

10.11†	Development Management Agreement dated June 30, 2011 among Larkspur Land 8 Owner, LLC, TNHC Realty and Construction Inc. and The New Home Company Northern California LLC

10.12†	Amended and Restated Limited Liability Company Agreement of TNHC Newport LLC dated March 1, 2013 by The New Home Company Southern California LLC

10.13†	Limited Liability Company Agreement dated September 22, 2010 of LR8 Investors LLC between MFCI8 LR, LLC and The New Home Company Southern California LLC

10.14†	First Amendment dated January 11, 2011 to Limited Liability Company Agreement of LR8 Investors, LLC, dated September 22, 2010 between MFCI8 LR, LLC and The New Home Company Southern California LLC

Exhibit Number	Exhibit Description

10.15†	Limited Liability Company Agreement of TNHC-HW San Jose LLC dated May 23, 2012 between HW San Jose, LLC and The New Home Company Northern California LLC

10.16†	Form of Fee Letter for Services Provided by Berchtold Capital Partners to TNHC LLC

10.17†	Form of Executive Incentive Compensation Plan

10.18†	Form of Restricted Stock Unit Award Agreement

10.19†	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors

10.20†	Form of Option Award Notice and Stock Option Agreement

10.21†	Form of Purchase Agreement among The New Home Company LLC, IHP Capital Partners VI, LLC, Watt/TNHC LLC and TCN/TNHC LP

10.22†	Revolving Credit Agreement dated September 26, 2013 between The New Home Company Northern California LLC and U.S. Bank National Association, d/b/a Housing Capital Company

21.1	List of subsidiaries of The New Home Company Inc., upon completion of this offering

23.1†	Consent of Ernst & Young LLP

23.2†	Consent of John Burns Real Estate Consulting, LLC

23.3†	Consent of Sidley Austin LLP (included in Exhibit 5.1)

24.1†	Power of Attorney (included in the signature page of the initial filing of this Registration Statement)

99.1†	Consent of H. Lawrence Webb to be named as a Director

99.2†	Consent of David Berman to be named as a Director

99.3†	Consent of Douglas C. Neff to be named as a Director

99.4†	Consent of Michael Berchtold to be named as a Director

99.5†	Consent of Nadine Watt to be named as an Independent Director

99.6†	Consent of Sam Bakhshandehpour to be named as an Independent Director

99.7†	Consent of Gregory P. Lindstrom to be named as an Independent Director

99.8†	Consent of William A. Witte to be named as an Independent Director

99.9†	Consent of Cathey S. Lowe to be named as an Independent Director

99.10†	Consent of Wayne Stelmar to be named as a Director

99.11†	Consent of Paul C. Heeschen to be named as an Independent Director

†	Previously filed.